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                                                                    EXHIBIT 3.01

                       AMENDED AND RESTATED CERTIFICATE OF
                       INCORPORATION OF NEOFORMA.COM, INC.

     Neoforma.com, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Neoforma.com, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 18, 1998.

     B. Pursuant to Section 228, 242, and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation.

     C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     ONE The name of this corporation is Neoforma.com, Inc.

     TWO The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, DE 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

     THREE The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOUR This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 240,747,048 shares. 200,000,000 shares shall be Common Stock with a par value of $.001. 40,747,048 shares shall be Preferred Stock with a par value of $.001, 9,000,000 of which shall be designated as Series A Preferred Stock, 2,860,000 of which shall be designated as Series B Preferred Stock, 5,109,937 of which shall be designated as Series C Preferred Stock, 10,572,886 of which shall be designated as Series D Preferred Stock, 11,168,662 of which are designated Series E Preferred Stock and 2,035,563 of which are designated Series E-1 Preferred Stock.

     FIVE The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

     1 Dividend Provisions.

          a. Series E Preferred Stock and Series E-1 Preferred Stock. The holders of shares of Series E Preferred Stock and Series E-1 Preferred Stock shall be entitled to receive


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dividends, out of any assets legally available therefor, prior and in preference to any declaration, payment or setting aside of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock of this corporation, at the rate of $0.4544 per share per annum for the Series E Preferred Stock and Series E-1 Preferred Stock, or, if greater (as determined on a per annum basis and on an as converted basis for such Preferred Stock), an amount equal to that paid on any outstanding shares of Common Stock of this corporation.

          b. Remaining Preferred Stock. Subject to the prior dividend rights of the Series E Preferred Stock and the Series E-1 Preferred Stock as set forth in
Section 1(a), the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock, at the rate of $.02 per share per annum for the Series A Preferred Stock, $.04 per share per annum for the Series B Preferred Stock, $.062 per share per annum for the Series C Preferred Stock, and $.0944 per share per annum for the Series D Preferred Stock, or, if greater (as determined on a per annum basis and on an as converted basis for the Preferred Stock), an amount equal to that paid on any outstanding shares of Common Stock of this corporation.

          c. Dividends Non-Cumulative. The dividends payable under Section 1(a) and 1(b) shall be payable when, as and if declared by the Board of Directors, and shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any period.

     2 Liquidation Preference.

          (a) Series E and Series E-1 Preferred Preference. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock and the holders of the Series E-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $5.68, for each outstanding share of such Series E Preferred Stock and Series E-1 Preferred Stock held, plus an amount equal to any declared but unpaid dividends on such share of Series E Preferred Stock or Series E-1 Preferred Stock up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds of this corporation legally available for distribution to the stockholders shall be insufficient to permit the payment to holders of Series E Preferred Stock and Series E-1 Preferred Stock of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally


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available for distribution to the stockholders shall be distributed ratably among the holders of the Series E Preferred Stock and Series E-1 Preferred Stock in accordance with the aggregate preference payment to which they are entitled.

          (b) Remaining Preferred Stock. Subject to the prior payment of the liquidation preference for the Series E Preferred Stock and Series E-1 Preferred Stock as described in Section 2(a) above, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $.25, $.50, $.77 and $1.18, respectively, for each outstanding share of such Preferred Stock held, plus an amount equal to any declared but unpaid dividends on such share of Preferred Stock up to the date fixed for distribution. If upon the occurrence of such event, the assets and funds of this corporation legally available for distribution under this Section 2(b) to the holders of Series A Preferred Sock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to holders of such Preferred Stock of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation then legally available for distribution to such stockholders shall be distributed ratably among the holders of such Preferred Stock in accordance with the aggregate preference payment to which they are entitled.

          (c) Participation. After the payment or setting aside of payment set forth in Sections 2(a) and 2(b) above, the remaining assets and funds of the corporation legally available for distribution to the stockholders shall be distributed on a pro-rata basis to the holders of the Preferred Stock, on an as converted basis, and the holders of the Common Stock until the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series E-1 Preferred Stock have received an additional $.25, $.50, $.77, $1.18, $5.68 and $5.68 per share, respectively.

     After the distributions to the stockholders pursuant to Sections 2(a), 2(b) and 2(c) above have been made, the remaining assets and funds of the corporation legally available for distribution to stockholders shall be distributed pro-rata solely among the holders of Common Stock.

          (d) Mergers. A merger, reorganization, or sale of all or substantially all of the assets of this corporation, or other transaction or series of related transactions in which either (i) the stockholders of this corporation immediately prior to the transaction or series of related transactions possess less than 50% of the voting power of the surviving or acquiring entity (or its parent) immediately after the transaction or (ii) one or a group of affiliated stockholders acquires more than 50% of the voting power of this corporation (a "CHANGE OF CONTROL") shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon merger, reorganization, sale of substantially all the


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assets of the corporation or transaction or related series of transactions resulting in a Change of Control shall be valued as follows:

               (i) if traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

               (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices (or closing sales prices, whichever is applicable) over the 30-day period ending three (3) business days prior to the closing; or

               (iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors of the corporation, but if challenged by the holders of more than 50% of the outstanding shares of Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the corporation, the cost of such appraisal to be borne by the corporation.

          (e) This corporation will give written notice of any liquidation, dissolution or winding up (or any transaction which might reasonably be deemed to be a liquidation, dissolution or winding up pursuant to part (d) above) to each record holder of Preferred Stock not less than 20 days prior to the date stated therein for the distribution and payment of the amounts provided in this
Section 2. Each holder of Preferred Stock may convert all or any portion of the Preferred Stock into Common Stock at any time on or prior to the date fixed in such notice for distribution and payment or the date of a merger, consolidation or sale of assets deemed to be a liquidation, dissolution or winding up of the Company.

     3 Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          (a) Right to Convert. Each share of Preferred Stock shall be convertible into share(s) of Common Stock without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for the Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. On the date of the filing of this document with the Delaware Secretary of State: the initial Conversion Price per share of the Series A Preferred Stock shall be $.25; and the Conversion Value per share of the Series A Preferred Stock shall be $.25; the initial Conversion Price per share of the Series B Preferred Stock shall be $.50; and the Conversion Value per share of the Series B Preferred Stock shall be $.50; the initial Conversion Price per share of the Series C Preferred Stock shall be $.77; the Conversion Value per share of the Series C Preferred Stock shall be $.77; the initial Conversion Price per share of the Series D Preferred Stock shall be $1.18; and the Conversion Value per share of the Series D Preferred


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Stock shall be $1.18; the initial Conversion Price per share of the Series E
Preferred Stock and of the Series E-1 Preferred Stock shall be $5.68; and the Conversion Value per share of the Series E Preferred Stock and of the Series E-1 Preferred Stock shall be $5.68. The initial Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock into which a single share of a particular series of Preferred Stock is convertible is hereinafter referred to as the "CONVERSION RATE" of such series of Preferred Stock.

          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately prior to the initial closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock in which (a) the public offering price equals or exceeds $10.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (b) the aggregate proceeds of the offering to the Company before deduction of underwriting discounts and expenses of the offering equals or exceeds $60,000,000; provided, however, if the closing of such public offering occurs on or before December 31, 2000, then the minimum price per share for purposes of clause (a) of this paragraph shall be $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization), and for the purposes of the automatic conversion described in this Section 3(b), the Conversion Price per share of Series E Preferred Stock and the Conversion Price per share of Series E-1 Preferred Stock shall be adjusted such that the Conversion Price shall equal the Conversion Price in effect immediately prior to the closing of such public offering multiplied by the ratio of (z) the public offering price divided by (q) $10.00. "QUALIFIED IPO" shall mean any public offering in which the public offering price and the aggregate proceeds raised equal or exceed the thresholds in this Section 3(b) for automatic conversion of the Preferred Stock.

          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock (or in the case of a lost certificate, shall present such evidence of loss and an appropriate undertaking as the corporation may require) and shall give written notice to the corporation at such office that such holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 3(b) hereof such conversion shall be deemed to have been made immediately prior to the initial closing of the offering referred to in Section 3(b) without regard to surrender of the certificate) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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          (d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the Board of Directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder to be converted at such time into Common Stock and the number of shares of Common Stock issuable to such holder upon such aggregate conversions.

          (e) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the corporation shall issue, after the date on which any shares of Series E Preferred Stock or Series E-1 Preferred Stock were first issued, any Common Stock or Common Stock equivalents other than "Excluded Stock," as defined below, for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by
Section 3(e)(iii), (iv), (v) and (vi)) (such issuance with such exclusions, a "DILUTIVE ISSUANCE"), the Conversion Price for such series in effect immediately after each such Dilutive Issuance shall forthwith (except as provided in this Section 3(e)) be adjusted as set forth below for the respective series of Preferred Stock:

                    (A) with regard to the Series E Preferred Stock and, subject to the provisions of Section 3(e)(ix), the Series E-1 Preferred Stock, such Conversion Price shall be adjusted to the Effective Price (as defined below) per share of such share of Common Stock or Common Stock equivalent issued in such Dilutive Issuance, provided, however, that if application of the foregoing provision of this clause (A) would reduce the Conversion Price for the Series E Preferred Stock or Series E-1 Preferred Stock, as applicable, below the then effective Conversion Price for the Series D Preferred Stock, then the Conversion Price of Series E Preferred Stock and/or Series E-1 Preferred Stock, as the case may be, shall be reduced under this clause (A) only to the then effective Conversion Price for the Series D Preferred Stock, and the Series E Preferred Stock and/or Series E-1 Preferred Stock shall thereafter be deemed to be included in, and any further adjustment with regard to, such Dilutive Issuance or any subsequent Dilutive Issuance shall be calculated only with regard to, the formula set forth in Section 3(e)(i)(B). As used in this paragraph, "EFFECTIVE PRICE" shall mean the lowest price per share of Common Stock and Common Stock equivalents issued or deemed to be issued under Section 3(e)(i)(C); and

                    (B) with regard to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and, subject to the foregoing paragraph, Series E Preferred Stock and Series E-1 Preferred Stock, such Conversion Price shall be adjusted to a price equal to the quotient obtained by dividing:

                         (1) an amount equal to the sum of


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                              (x) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to Section 3(e)(i)(C)(3) or pursuant to Section 3(e)(ii)) immediately prior to such Dilutive Issuance multiplied by the Conversion Price in effect immediately prior to such Dilutive Issuance, plus

                              (y) the consideration received by the corporation
upon such Dilutive Issuance, by

                         (2) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to Section 3(e)(i)(C)(3) or pursuant to Section 3(e)(ii)) immediately prior to such Dilutive Issuance plus the additional shares of Common Stock issued in such Dilutive Issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price resulting from such Dilutive Issuance).

                    (C) For purposes of any adjustment of the Conversion Price pursuant to this Section 3(c)(i), the following provisions shall be applicable:

                         (1) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                         (2) In the case of the issuance of Common Stock for a
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the corporation, in accordance with generally accepted accounting principles; provided, however, that such fair market value as determined by the Board of Directors of the corporation shall equal the aggregate Current Market Price (as defined below) of the shares of Common Stock being issued for consideration other than cash.

                         (3) In the case of the issuance of (i) options to
purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock) ("Common Stock equivalents"):

                              (A) the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in


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Sections 3(e)(i)(C)(1) and (2) above), if any, received by the corporation for the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                              (B) the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(e)(i)(C)(1) and (2) above);

                              (C) on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                              (D) on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

               (ii) "EXCLUDED STOCK" shall mean:

                    (A) all shares of Common Stock and warrants or other contract rights to purchase Common Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State, and the shares of Common Stock issued upon exercise of such warrants;


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                    (B) all shares of Preferred Stock and warrants and other
rights to purchase Preferred Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State, the shares of Preferred Stock issued upon exercise of such warrants, all additional shares of Series E Preferred Stock and Series E-1 Preferred Stock issued or issuable pursuant to that certain Preferred Stock Purchase Agreement between the Company and certain purchasers of the Company's Series E Preferred Stock and Series E-1 Preferred Stock (the "PURCHASE AGREEMENT"), as amended from time to time, and the Common Stock into which all such outstanding or issuable shares of Preferred Stock are convertible;

                    (C) all shares of Common Stock, warrants or options to purchase Common Stock or other securities and all shares of Preferred or Common Stock issuable upon exercise or conversion thereof issued to officers, directors, consultants or employees of the corporation pursuant to any plan or arrangement approved by the Board of Directors of the corporation, whether issued before or after the date this document is filed with the Delaware Secretary of State;

                    (D) up to 14,000 shares of Common Stock, warrants or options to purchase Common Stock or Preferred Stock or other securities convertible into or exchangeable for Common Stock issued after the date this document is filed with the Delaware Secretary of State to lending or leasing institutions pursuant to any plan or arrangement approved by the Board of Directors of the corporation;

                    (E) up to 1,000,000 shares of Common Stock issued after the date this document is filed with the Delaware Secretary of State in connection with the acquisition of another corporation or entity by this corporation by consolidation, merger, purchase of all or substantially all of the assets, or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity; and

                    (F) all shares of Common Stock, warrants or options to purchase Common Stock or other securities and all shares of Preferred or Common Stock issued upon exercise or exchange of such securities issued pursuant to or in connection with the undertaking by the Corporation of each Commercial Agreement (as defined in the Purchase Agreement).

                    All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding after issuance of such Excluded Stock or issuance or options or warrants constituting Excluded Stock for all purposes of the computations of
Section 3(e)(i)(B) above.

               (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or Common Stock equivalent or by a subdivision or split-up of shares of Common Stock, then, on


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the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of a series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such shares of Preferred Stock are convertible.

               (vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (vii) All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (viii) For the purpose of any computation pursuant to this
Section 3(e), the "CURRENT MARKET PRICE" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source


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of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation, but if challenged by the holders of more than 50% of the outstanding shares of Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

               (ix) (A) In addition to the adjustments to the Conversion Rate for Dilutive Issuances effecting the Series E-1 Preferred Stock provided in
Section 3(e)(i): if the Company shall have exceeded the Revenue Targets (as defined in the Purchase Agreement), then the Conversion Ratio of the Series E-1 Preferred Stock shall be adjusted as of the Revenue Adjustment Date (as defined in the Purchase Agreement), so that each share of Series E-1 Preferred Stock shall be convertible into 0.7143 shares of Common Stock; and if the Company shall have failed to achieve its Revenue Threshold (as defined in the Purchase Agreement), then the Conversion Ratio of the Series E-1 Preferred Stock shall be adjusted as of the Revenue Adjustment Date so that each share of Series E-1 Preferred Stock shall be convertible into 1.6667 shares of Common Stock; (B) The Conversion Rates in the immediately preceding clause (A) will be proportionally adjusted for events described in Section 3(e)(iii) and Section 3(e)(iv) before the Revenue Adjustment Date; and (C) notwithstanding any other provision of this
Section 3(e)(ix) if, (x) before the Revenue Adjustment Date, the corporation effects a Dilutive Issuance which results in an adjustment to the Conversion Price of the Series E-1 Preferred Stock, and (y) the corporation thereafter shall have failed to exceed the Revenue Threshold, then the combined effect on the Conversion Rate of the Series E-1 Preferred Stock after all adjustments to the Conversion Price under Section 3(e)(i) for Dilutive Issuances before the Revenue Adjustment Date and of the adjustment to the Conversion Rate under the immediately clause (A) of this paragraph shall not result in a Conversion Rate which causes one share of Series E-1 Preferred Stock to convert into a larger number of shares of Common Stock than the greater of that determined by (q) adjustments under Section 3(e)(i) for all Dilutive Issuances before the Revenue Adjustment Date or (z) the application of the provisions of clause (A) of this paragraph.

               (f) Minimal Adjustments. No adjustment in the Conversion Price of a series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of such series of Preferred Stock of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price of such series of Preferred Stock.

               (g) No Impairment. Without the consent of the majority of the outstanding shares of Preferred Stock and a majority of the outstanding Series E and Series E-1, voting together as a class, the corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate of such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder's shares of Preferred Stock.

               (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (k) Notices. Any notice required by the provisions of this
Section 3 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

               (l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     4. Voting Rights.

          (a) Preferred Stock. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders by written consent and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law or by the provisions of this Certificate to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating as to each holder of Preferred Stock all shares of Common Stock into which such holder's shares of Preferred Stock could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held.

          (c) Board of Directors. (i) The Board of Directors of the corporation shall consist of seven (7) members. (ii) For so long as an aggregate of 1,000,000 shares of the Series C Preferred Stock and 1,500,000 shares of the Series D Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) are outstanding: the holders of the Series D Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the corporation; the holders of the Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the corporation; the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the corporation and the holders of the Common Stock, voting together as a separate class, shall be entitled to elect one (1) director of the corporation. (iii) For so long as an aggregate of 2,000,000 shares of Series E Preferred and Series E-1 Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) are outstanding, the holders of the Series E Preferred Stock and Series E-1 Preferred Stock, voting together on an as converted basis, shall be entitled to elect (1) director. (iv) All remaining directors of the corporation shall be elected by the holders of the Common Stock and Preferred Stock voting together as a single class in accordance with the provision set forth in Section 4(a) above. (v) Vacancies on the Board of Directors may be filled by a majority of series, class or classes of shares whose holders could elect an individual to fill such vacancy on the Board of Directors, except that a vacancy created by the removal of a director or directors by the vote or written consent of the stockholders, such stockholders being those who hold a majority of the outstanding shares of the series, class or classes entitled to elect such director or directors, or by court order may be filled by only the vote of a majority of the outstanding shares entitled to vote thereon. In addition, the stockholders entitled to vote thereon may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

     5. Redemption Rights of the Certain Preferred Stock.

          (a) Redemption on Demand by Series E and Series E-1 Preferred. Subject to applicable law, at any time following the sixth anniversary of the initial closing of the purchase and sale of Series E Preferred Stock and/or Series E-1 Preferred Stock under the Purchase Agreement and upon the affirmative vote of the holders of the majority of the Series E Preferred Stock and Series E-1 Preferred Stock, voting as a separate class on an as-converted basis, the corporation shall redeem, in accordance with this Section 5, all shares of Series E Preferred Stock and Series E-1 Preferred Stock outstanding as of the date of such demand, prior to and in preference to any other redemption of the corporation's capital stock. In addition, and subject to applicable law, following the sixth anniversary of the initial closing of the purchase and sale of Series E Preferred Stock and/or Series E-1 Preferred Stock under the Purchase Agreement, upon the request of any holder of shares of Series E Preferred Stock and/or Series E-1 Preferred Stock with an aggregate value of $1,000,000 (at a deemed per share price, for this purpose, equal to the initial Conversion Price for the Series E Preferred Stock and Series E-1 Preferred Stock), the corporation shall redeem, in accordance with this Section 5, such shares of Series E Preferred Stock and Series E-1 Preferred Stock for which such holder shall request redemption.

          (b) Redemption on Demand for other Preferred Stock. Subject to applicable law and the satisfaction of the prior redemption rights of the Series E Preferred Stock and Series E-1 Preferred Stock in Section 5(a), at any time following the seventh anniversary of the initial closing of the purchase and sale of Series D Preferred Stock and upon the affirmative vote of the holders of the majority of the Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as converted basis, the corporation shall redeem, in accordance with this Section 5, all shares of Series C Preferred Stock and Series D Preferred Stock outstanding as of the date of such demand.

          (c) As used in this Section 5:

               (i) The term "REDEMPTION TRIGGER DATE" shall mean, (x) with regard to the Series E Preferred Stock and/or Series E-1 Preferred Stock, the date after the sixth anniversary of the initial closing of the purchase and sale of Series E Preferred Stock and/or Series E-1 Preferred Stock under the Purchase Agreement on which the requisite holder or holders of Series E Preferred Stock and/or Series E-1 Preferred Stock as set forth in Section 5(a) demand redemption thereof, or (y) with regard to the holders of the Series C Preferred Stock and Series D Preferred Stock, the date after the seventh anniversary of the initial closing of the purchase and sale of Series D Preferred Stock on which the requisite holders of Series C Preferred Stock and Series D Preferred stock as set forth in Section 5(b) demand redemption thereof.

               (ii) The term "REDEMPTION NOTICE" means a written notice to the holders of the particular series of Preferred Stock or shares of Preferred Stock notifying each holder of the redemption to be effected, specifying the amount and series of Preferred Stock to be redeemed from such holder, the date on which such redemption shall be effected, the

Redemption Price, the place at which payment may be obtained and the date on which such holder's right to convert such series of Preferred Stock into Common Stock, as to such shares, terminates and calling upon such holder to surrender to the corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed.

               (iii) The term "REDEMPTION DATE" means, with regard to a particular series of Preferred Stock or shares of Preferred Stock, each date on which redemption of outstanding shares of such series of Preferred Stock is to take place pursuant to a Redemption Notice directed to the holders of such shares of Preferred Stock as provided below.

               (iv) The term "REDEMPTION PRICE" means (in each case appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events): for Series C Preferred Stock, $0.77 per share; for the Series D Preferred Stock, $1.18 per share; and for the Series E Preferred Stock and Series E-1 Preferred Stock, $5.68 per share, plus all declared but unpaid dividends.

          (d) Redemption Notification for Series E and Series E-1 Preferred Stock. Within 90 days of the applicable Redemption Trigger Date for the Series E Preferred Stock and Series E-1 Preferred Stock, the corporation shall redeem all outstanding shares of Series E Preferred Stock and Series E-1 Preferred Stock outstanding as of the applicable Redemption Trigger Date or in the case of holders of such Preferred Stock permitted individually to redeem their shares of such Preferred Stock, the number of shares of Series E Preferred Stock and/or Series E-1 Preferred Stock for which redemption has been demanded. At least 20 days prior to the Redemption Date, the corporation shall send the Redemption Notice by first class mail, postage prepaid, to each affected holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series E Preferred Stock and Series E-1 Preferred Stock, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the corporation is located.

          (e) Redemption Notification for other Preferred Stock. Beginning with the first year anniversary of the Redemption Trigger Date for the Series C Preferred Stock and Series D Preferred Stock, and subject in each case to the prior satisfaction of all redemption rights for the Series E Preferred Stock and Series E-1 Preferred Stock, the corporation shall be required to redeem annually no more than that number of shares of Series C Preferred Stock and Series D Preferred Stock equal to twenty-five (25) percent of the shares of Series C Preferred Stock and Series D Preferred Stock outstanding as of the applicable Redemption Trigger Date. Annually thereafter, each holder of Series C Preferred Stock and Series D Preferred Stock shall surrender to the corporation for redemption no more than that number of shares equal to twenty-five (25) percent of the shares held by such holder on the applicable Redemption Trigger Date (with one-half being rounded upwards). At least 20 days prior to each anniversary of the applicable Redemption Trigger Date until all such shares have been redeemed or converted into Common Stock, the Redemption Notice shall be mailed first class, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock and Series D Preferred Stock, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the corporation is located.

          (f) Effect of Redemption Notice. Except as provided in Section 5(g), from and after an applicable Redemption Date, (i) each holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock to be redeemed on such Redemption Date shall surrender to the corporation the certificate or certificates representing such shares (or in the case of a lost certificate, shall present such evidence of loss and an appropriate undertaking as the corporation may require), in the manner and at the place designated in the Redemption Notice, and thereupon, the aggregate Redemption Price of such shares shall be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled, and (ii) unless there shall have been a default in payment of the Redemption Price for shares of Preferred Stock to be redeemed on such Redemption Date, all rights of the holders of such shares designated for redemption on such Redemption Date (as holders of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series E-1 Preferred Stock, as the case may be, except the right to receive their respective Redemption Price without interest upon surrender of their certificate (or in the case of a lost certificate such evidence of loss and an appropriate undertaking as the corporation may require)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

          (g) Incomplete Redemption. If the funds of the corporation legally available for redemption of shares of the Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of the Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares on a pro rata basis among the holders of the Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock based upon each holder's share of the total redemption price, provided that the corporation shall not redeem any shares of Series C Preferred Stock or Series D Preferred Stock regardless of the passage of any Redemption Date therefor until the corporation has satisfied its obligations under Section 5(a) to redeem all shares of Series E Preferred Stock and Series E-1 Preferred Stock covered by any applicable Redemption Notice (and not otherwise converted into Common Stock within the time provided in Section 5(h)). The shares of Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock covered by the Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock covered by a prior Redemption Notice and not redeemed, such funds will immediately be set aside for the redemption of the balance of the shares which the corporation was obligated to redeem on any Redemption Date but which it has not redeemed and if it is economically reasonable to do so given the expense of payment and the amounts of additional funds which have become legally available for redemption of such shares, the corporation shall send a Redemption Notice with regard to such shares in the manner provided in Section 5(d) or 5(e); provided that the holders of such Series C Preferred Stock, Series D Preferred Stocks, Series E Preferred Stock and Series E-1 Preferred Stock, as applicable, shall receive at least 10 days notice of such redemption, and provided further, that the corporation shall not redeem any shares of Series C Preferred Stock or Series D Preferred Stock regardless of the passage of any Redemption Date therefor until the corporation has satisfied its obligations under Section 5(a) to redeem all shares of Series E Preferred Stock and Series E-1 Preferred Stock covered by an applicable Redemption Notice (and not otherwise converted into Common Stock within the time provided in Section 5(h)).

          (h) Redemption Funding. On or prior to a Redemption Date, the corporation shall deposit the Redemption Price of all shares of Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock, as the case may be, designated for redemption in the Redemption Notice (or if the amount of funds which are legally available for the redemption of shares of Series C Preferred Stock and Series D Preferred Stock or Series E Preferred Stock and Series E-1 Preferred Stock is insufficient for such redemption, then as provide in Section 5(h), such lesser amount as is available for such redemption), with a bank or trust company located in the State of California having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series E-1 Preferred Stock to the holders thereof, respectively, to be redeemed in accordance with the Redemption Notice upon surrender of their certificates. Any money deposited by the corporation pursuant to this Section 5(h) for the redemption of shares of Preferred Stock on a particular Redemption Date which shares are thereafter converted into shares of Common Stock no later than the close of business on the last business day prior to such Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any money deposited by the corporation pursuant to this Section 5(h) remaining unclaimed at the expiration of six months following a Redemption Date shall thereafter be returned to the corporation (unless they shall have been set aside as provided in Section 5(g) with regard to a prior partial redemption), provided that each stockholder to which such money would have been payable from such deposit, had the stockholder timely complied with the redemption procedures in Section 5(h) and the Redemption Notice, shall be entitled, upon proof of ownership of the Preferred Stock, to receive the redemption price for such stockholder's redeemed shares of Preferred Stock but without interest from the relevant Redemption Date.

     6. Protective Provisions. In addition to any other class vote that may be required by law, (a) so long as at least an aggregate of 3,000,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are outstanding, without first obtaining the approval therefor (by vote or written consent, as provided by law) of the holders of at least a two-thirds of such then outstanding shares of such Preferred Stock (voting as a single class on an as converted basis), and (b) so long as at least an aggregate of 1,000,000 shares of Series E Preferred Stock and Series E-1 Preferred Stock are outstanding, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent of such then outstanding shares of such Preferred Stock (voting as a single class on an as converted basis), this corporation shall not undertake any of the actions:

               (i) effect a Change of Control in the corporation or sell all or substantially all of its assets,

               (ii) change the rights, preferences or privileges of any series of Preferred Stock,

               (iii) increase or decrease the authorized shares of Preferred Stock or the designated shares of any series of Preferred Stock,

               (iv) create a new series or class of shares having rights on a parity with or superior to any outstanding class or series of shares,

               (v) except as set forth in this certificate, do any act which would result in taxation under Section 305 of the Internal Revenue Code,

               (vi) divide the securities of any class into series having different rights,

               (vii) effect an exchange, reclassification or cancellation of all or any part of a class of securities, including a reverse stock split,

               (viii) effect an exchange or create a right of exchange of all or part of the shares of a class,

               (ix) dissolve, liquidate or windup the corporation,

               (x) declare or pay any dividends on the Common Stock,

               (xi) increase the number of members of the corporation's Board of Directors to more than seven (7) members,

               (xii) except as set forth in this certificate or with regard to repurchases of such stock from employees, directors, or consultants, redeem or repurchase any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or establish a sinking fund to effect any such redemption or refund; or

               (xiii) incur any additional indebtedness in the aggregate in excess of $20 million or convertible into equity with rights senior to or on parity with the Series E Preferred Stock and Series E-1 Preferred Stock.

     7. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

     SIX The following is applicable to the Common Stock:

     1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article Five hereof.

     3. Redemption. The Common Stock is not redeemable.

     4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     SEVEN The corporation is to have perpetual existence.

     EIGHT In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     NINE For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. The conduct of the affairs of the corporation shall be managed under the direction of the Board of Directors.

          2. Each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3. Subject to the rights of the holders of any series of Preferred Stock and the Common Stock as provided in Section 4(c) of Article Five, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or
(ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

          4. Subject to the rights of the holders of any series of Preferred Stock and Common Stock set forth in Section 4(c) of Article Five, any director or the entire Board of Directors may be removed by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares then entitled to vote at an election of directors.

          5. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "INITIAL PUBLIC OFFERING"), the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The term of office of the Class I directors shall expire at the corporation's first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire at the corporation's second annual meeting of stockholders following the closing of the Initial Public Offering, and the term of office of the Class III directors shall expire at the corporation's third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Prior to the closing of the Initial Public Offering, or in the event the corporation is prohibited from dividing its board of directors through the operation of Section 2115 of the California General Corporation Law following the record date of the corporation's first annual meeting of stockholders following the closing of the Initial Public Offering, each director shall hold office until the next annual meeting of stockholders and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

          5. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

          6. Following the closing of the Initial Public Offering, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

          7. Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

          8. Subject to Article IX of the Bylaws of the corporation, following the closing of the Initial Public Offering, stockholders of the corporation holding at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal Bylaws of the corporation.

          9. Following the closing of the Initial Public Offering, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Article Nine.

     TEN To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     ELEVEN The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate to be signed by its Chief Financial Officer and Secretary, this ___ day of October, 1999.



                                         ---------------------------------------
                                         Frederick J. Ruegsegger,
                                           Chief Financial Officer and Secretary